Exhibit 10.1

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674

March 9, 2009

Rohm and Haas Company
100 Independence Mall West
Philadelphia, Pennsylvania 19106
Attention: Robert A. Lonergan
               Executive Vice President, General Counsel
               and Corporate Secretary

Re: Commitment to Close

               Whereas, on July 10, 2008, Rohm and Haas Company, a Delaware corporation (“Rohm and Haas”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dow Chemical Company, a Delaware corporation (“Dow”), and Ramses Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Dow (“Merger Sub”), providing for the Merger (as defined in the Merger Agreement);

               Whereas, in connection with the Merger Agreement, Rohm and Haas, Dow and certain shareholders of Rohm and Haas (the “Haas Trusts”) entered into a Voting Agreement, dated July 10, 2008;

               Whereas, on January 26, 2009, Rohm and Haas brought an action in the Court of Chancery of the State of Delaware (the “Delaware Court”), seeking, among other things: (a) an order of specific performance requiring Dow to perform its obligations under the Merger Agreement and close the Merger immediately, and (b) an injunction preventing Dow from further breaching its obligations under the Merger Agreement;

               Whereas, an expedited trial was scheduled to commence on March 9, 2009, to address Rohm and Haas’s claim for specific performance;

               Whereas, on March 9, 2009, the Haas Trusts and specified entities affiliated with Paulson & Co. Inc. (“Paulson”) entered into an agreement (the “Investment Agreement”) with Dow providing for the Haas Trusts and Paulson to make equity investments in Dow totaling $3 billion (the “Investments”):

               Whereas, subject to the terms hereof, Dow has committed to close the Merger on or before 3:00 p.m., New York City time, April 1, 2009; and

               Whereas, on or before March 9, 2009, Rohm and Haas and Dow will jointly request the Delaware Court to So Order the Consent Order attached hereto as Exhibit A (the “Closing Order”);

               Now therefore, in consideration of the foregoing and intending to be legally bound hereby, subject to the execution of the Closing Order by the Delaware Court on or before March 9, 2009, the signatories hereto agree as follows:

               1. Each of Dow and Merger Sub irrevocably agrees that it shall consummate the Merger on or before 3:00 p.m., New York City time, April 1, 2009, conditioned only upon (a) the Haas Trusts and Paulson complying with their respective obligations under the Investment Agreement and (b) Rohm and Haas complying in all material respects with its covenants under the Merger Agreement on or after March 9, 2009 through April 1, 2009 (to the extent such covenants by their terms contemplate performance during such period).

               2. Each of Dow and Merger Sub shall comply with the Closing Order.

               3. This letter agreement shall not waive or modify any right or remedy of Rohm and Haas under the Merger Agreement, which shall remain in full force and effect as supplemented by the commitment of Dow and Merger Sub hereunder.

               4. Neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This letter may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               5. This letter shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware. Each of the signatories agree that any dispute arising out of this letter agreement shall be litigated exclusively in the Delaware Court. The signatories further agree and acknowledge that any breach of this agreement will result in irreparable injury to the non-breaching signatories and that the signatories would not have any adequate remedy at law. It is accordingly agreed that the signatories shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement and to enforce specifically the terms and provisions of this Agreement. The foregoing is in addition to any other remedy to which any signatory is entitled at law, in equity or otherwise.

               6. Each signatory to this letter agreement hereby represents and warrants that: (a) it has all requisite corporate or other power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby, has been duly and validly authorized by it and no other corporate, partnership, trust or similar proceedings on its part are necessary to authorize the consummation of the transactions contemplated hereby; and (c) this letter agreement has been duly and validly executed and delivered by it and this letter agreement constitutes the valid and binding agreements of it, enforceable against it in accordance with its terms.

               7. Effective as of the Effective Time (as defined in the Merger Agreement), each of Rohm and Haas and Dow, on behalf of itself and its affiliates, subsidiaries, divisions, partners, officers, directors, employees, agents, representatives, trustees, attorneys, assigns, successors, and predecessors, and any and all persons acting on behalf of any of the foregoing, releases and forever discharges Dow and Merger Sub (in the case of Rohm and Haas) or Rohm and Haas (in the case of Dow) and their respective stockholders, members, officers, directors, employees, attorneys, advisors, agents, parents, subsidiaries, affiliates, heirs, executors, administrators, predecessors, successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims, and demands whatsoever, past, present, direct, indirect, or derivative, in law or equity that arise out of rights and obligations under the Merger Agreement or this letter, any breach, non-performance, or failure to act under the Merger Agreement or this letter, except for those arising out of Section 5.9 of the Merger Agreement and except for provisions of the Merger Agreement and other obligations in each case that by their terms contemplate performance at or after the Effective Time (hereinafter, the “Released Claims”); it is the intention of Rohm and Haas and Dow to extinguish all Released Claims, whether known or unknown, suspected or unsuspected, which do or do not exist, or heretofore existed, without regard to the subsequent discovery or existence of additional facts different from what it now believes to be true with respect to the subject matter of the Released Claims. After the Effective Time, the provisions of Section 3 hereof shall not be interpreted to affect the releases contemplated by this Section 7.

               If you are agreeable to the foregoing, please countersign this letter as provided below and return it to us.

Very truly yours,

THE DOW CHEMICAL COMPANY

By: /s/ Andrew N. Liveris
Name: Andrew N. Liveris
Title: Chief Executive Officer

Board of Directors of The Dow Chemical
Company

By: /s/ Andrew N. Liveris

RAMSES ACQUISITION CORP.

By: /s/ Eric P. Blackhurst
Name: Eric P. Blackhurst
Title: Vice President and Secretary

The foregoing is hereby acknowledged and agreed to as of the date first written above.

ROHM AND HAAS COMPANY

By: _/s/ Robert A. Lonergan______
          Name: Robert A. Lonergan
          Title: Executive Vice President,
                  General Counsel and Secretary

[Signature Page to Commitment to Close Letter]